Exhibit 99.1

NEWS RELEASE

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073

Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2018

FINANCIAL RESULTS

- Acquired Avista Pharma Solutions, broadening capabilities, enhancing revenue growth and expanding customer base -

- Conference call at 8:30 a.m. ET on February 13, 2019 -

East Rutherford, NJ – February 13, 2019 – Cambrex Corporation (NYSE: CBM), a leading provider of development, manufacturing, testing and technology services for small molecules, reports results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter 2018 Highlights

-

Announced the acquisition of Avista Pharma Solutions (“Avista”), an early clinical phase Contract Development, Manufacturing and Testing Organization, for approximately $252 million in total cash consideration.  This transaction closed on January 2, 2019.

-

Net revenue was $134.3 million under current U.S. GAAP, ASC 606 (“ASC 606”). Under ASC 605, the previous revenue recognition standard, and the only standard under which fourth quarter 2017 results were reported, Net revenue increased 16% compared to the same quarter last year.

-

Under current U.S. GAAP, Income from continuing operations was $1.3 million and Diluted EPS was $0.04 per share.  This reflects the impacts of the timing of certain tax charges related to tax reform in New Jersey. Under previous U.S. GAAP utilizing ASC 605, Income from continuing operations would have been $32.3 million and Diluted EPS from continuing operations would have been $0.96 per share compared to Income from continuing operations of $40.2 million and Diluted EPS of $1.20 in the same quarter last year.  Adjusted Income from continuing operations was $48.7 million and Diluted EPS was $1.44, compared to $42.3 million and $1.26, respectively, for the same quarter last year (see table at the end of this press release).

-

Under ASC 606, EBITDA was $33.5 million. Adjusted EBITDA, which excludes the impact of adopting ASC 606, Halo’s results and Acquisition and Integration costs, was $70.7 million compared to $65.1 million in the same quarter last year (see table at the end of this press release).

-	Net debt was $204.1 million at the end of the quarter, a decrease of $23.7 million during the quarter primarily driven by cash flows from operations.

-

The Company expects full year 2019 Net revenue, which excludes the impact of foreign currency, to be between 21% and 25% higher than 2018 Net revenue as recorded under ASC 606 for both years.  Adjusted EBITDA is expected to be between $150 and $160 million (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

“We’re very excited to add the early stage development and testing capabilities of Avista Pharma, which when added to the drug product capabilities of Halo Pharma, which we acquired a few months ago, and Cambrex’s legacy drug substance capabilities, makes us a leading global provider of end to end integrated services for small molecules.  Combining Cambrex, Halo and Avista will allow us to follow a small molecule from pre-clinical through commercialization and leverage hundreds of new customers and molecule opportunities across a much broader services and manufacturing platform.  Integration efforts are well under way with the goal of building a best-in-class fully integrated contract development and manufacturing organization,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.

“Looking forward, we continue to see strong market conditions in the sectors that we serve.  This is especially true in early stage development and testing, where we expect continued strong growth, creating the potential for a large funnel of molecules for which we hope to deliver a broad range of services all the way through commercial approval.”

Basis of Reporting

The Company has provided a reconciliation of GAAP to adjusted (i.e. Non-GAAP) amounts at the end of this press release.  Cambrex management believes that the adjustments provide useful information to investors due to the magnitude and nature of certain amounts recorded under GAAP.

Fourth Quarter 2018 Operating Results – Consolidated, Continuing Operations

Net revenue under ASC 606 was $134.3 million. Under ASC 605, the revenue recognition standard for which 2017 results were reported, Net revenue increased to $212.3 million, or 16%, from $182.3 million in the same quarter last year. Results under ASC 605 include a 2% unfavorable impact of foreign exchange compared to the fourth quarter of 2017. Net revenue during the fourth quarter of 2018 includes the acquisition of Halo, now our finished dosage form segment, which contributed revenue of $23.4 million under ASC 606 and $23.2 million under ASC 605.  Excluding finished dosage form Net revenues, higher sales of controlled substances was the primary driver of the increase under ASC 605 compared to the same quarter last year.

Gross margin under ASC 606 was 36% for the fourth quarter of 2018. Under ASC 605, Gross margin was 41% compared to 43% in the same quarter last year. Excluding the finished dosage form segment and the unfavorable impact of foreign exchange, ASC 605 Gross margin during the quarter was 42%.

Selling, general and administrative expenses were $21.5 million, compared to $18.3 million in the same quarter last year.  The increase was mainly due to higher amortization expense related to purchased intangible assets of $3.0 million within the finished dosage form segment.

Research and development expenses were $3.6 million, compared to $4.3 million in the same quarter last year. The decrease is primarily due to lower expenses related to the development of generic drug products.

Acquisition and Integration expenses of $3.4 million for the fourth quarter of 2018 represent costs associated with the acquisitions of Halo and Avista.  The acquisition of Avista closed on January 2, 2019.

Operating profit under ASC 606 was $19.8 million for the fourth quarter of 2018. Under ASC 605, Operating profit was $58.8 million compared to $56.3 million in the same quarter last year. The increase was primarily the result of higher gross profit partially offset by higher operating expenses as described above. Adjusted EBITDA was $70.7 million compared to $65.1 million in the same quarter last year (see table at the end of this press release).

Income tax expense under ASC 606 was $17.5 million resulting in an effective tax rate of 93% compared to $15.6 million and an effective tax rate of 28% in the same quarter last year. Income tax expense during the quarter reflects $11.4 million of expense primarily for a state valuation allowance due to New Jersey tax reform enacted during the fourth quarter of 2018. The fourth quarter of 2018 also includes the immediate recognition of certain effects of share-based compensation, acquisition and integration expenses, amortization of purchased intangibles, unrealized gain on investment in equity securities and the finalization of the U.S. tax reform toll charge on undistributed foreign earnings. Under ASC 605 and excluding these items, the effective tax rate would have been approximately 22% during the quarter.

Income from continuing operations under ASC 606 was $1.3 million. Under ASC 605, Income from continuing operations was $32.3 million, or $0.96 per diluted share, compared to $40.2 million, or $1.20 per diluted share, in the same quarter last year.

Adjusted Income from continuing operations, calculated under ASC 605, to be comparable to the prior year results, and including other adjustments described in the table at the end of this press release, was $48.7 million or $1.44 per share, compared to $42.3 million or $1.26 per share in the same quarter last year.

Capital expenditures were $19.1 million and depreciation and amortization was $13.7 million compared to $13.9 million and $8.8 million, respectively, in the same quarter last year.

Net debt was $204.1 million at the end of the quarter, a decrease of $23.7 million during the quarter primarily driven by cash flows from operations.

As a result of the Halo acquisition in September 2018, and to be in alignment with how the business is managed, the Company’s operating segments were aggregated to form two reportable segments, Active Pharmaceutical Ingredients (“APIs”) and Finished Dosage Form (“FDF”). The API segment consists of four operating segments which manufactures APIs. The FDF segment consists of one operating segment which manufactures and develops finished dosage form products.

Fourth Quarter 2018 Operating Results – Active Pharmaceutical Ingredients (“API”) segment

Net revenue was $110.9 million under ASC 606. Under ASC 605, net revenue was $189.1 million compared to $182.3 in the same quarter last year, a 3.7% increase. Results under ASC 605 include a 2% unfavorable impact of foreign exchange compared to the fourth quarter of 2017.  Higher sales of controlled substances was the primary driver of the increase under ASC 605 compared to the same quarter last year.

Gross profit in the fourth quarter of 2018 was $42.6 million. Under ASC 605, Gross profit would have been $81.8 million compared to $78.9 million in the same quarter last year.  Gross margins decreased to 38% from 43% in the same quarter last year.  Excluding the impact of the new revenue recognition standard, gross margins would have been 43%.

Selling, general and administrative (“SG&A”) expenses were $10.2 million in the fourth quarter 2018, compared to $14.0 million in the same quarter last year.  The decrease was mainly due to lower personnel related costs and consulting expenses.

Operating profit was $29.3 million under ASC 606 in the fourth quarter 2018.  Under ASC 605, operating profit was $68.6 million compared to $61.9 in the fourth quarter 2017. The increase in operating profit under ASC 605 was due to higher gross profit and lower operating expenses.

Fourth Quarter 2018 Operating Results – Finished Dosage Form (“FDF”) segment

Results on an ASC 605 basis were not materially different than the reported results under ASC 606.

FDF Net revenue in the fourth quarter of 2018 was $23.4 million under ASC 606.

Gross profit was $5.7 million and gross margin was 24% under ASC 606 in the fourth quarter of 2018.

Selling, general and administrative expenses were $5.4 million in the fourth quarter of 2018 including amortization of purchased intangibles of $3.0 million.

Acquisition and Integration expenses of $1.1 million for the fourth quarter of 2018 represent costs associated with the acquisitions of Halo and Avista.

Operating loss under ASC 606 was $0.7 million. Operating loss includes $1.1 million in integration costs and approximately $3.3 million of increased depreciation and amortization expense resulting from the application of purchase accounting.

Fourth Quarter 2018 Operating Results – Corporate Headquarters

Selling, general and administrative expenses were $5.9 million in the fourth quarter of 2018 compared to $4.3 million in the same quarter last year. The increase is primarily related to higher personnel related expenses.

Acquisition and Integration expenses of $2.3 million for the fourth quarter of 2018 represent costs associated with the acquisitions of Halo and Avista.

Operating loss in the fourth quarter 2018 was $8.8 million compared to $5.6 million in the same quarter last year.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2019 financial performance. The expectations in the table below reflect expected results from the business including the recent acquisitions of Halo and Avista. All expectations for 2019, including growth relative to 2018, are based on actual and expected ASC 606 results for both years.

Expectations

Net revenue growth	21% to 25%

Adjusted EBITDA	$150 - $160 million

Adjusted income from continuing operations per share	$1.87 - $2.09

Free cash flow	$60 - $70 million

Capital expenditures	$60 - $70 million

Depreciation	$46 - $50 million

Adjusted effective tax rate	25% - 27%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential future acquisitions and related transaction and integration expenses, including those related to the recent acquisitions of Halo Pharma and Avista Pharma Solutions, divestitures, restructuring activities, certain tax items discussed below, and the impact of foreign currency on Net revenue.

EBITDA, Adjusted EBITDA and Adjusted Income from continuing operations per share for 2019 will be computed on a basis consistent with the reconciliation of the current quarter financial results in the tables at the end of this press release, except that all 2019 results will be on an ASC 606 basis.  Free cash flow is defined as the change in debt, net of cash during the year.  Adjusted effective tax rate excludes the immediate recognition of certain benefits of share-based compensation and certain other items adjusted for in the non-GAAP reconciliation tables at the end of this release.

The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.  Reconciliations of these measures to measures calculated in accordance with GAAP are not available without unreasonable effort due to the unavailability of certain information needed to calculate certain reconciling items, including interest expense and income tax expense.

We expect M&A and related integration expenses for 2019 to be between $9 and $11 million.  These amounts are excluded from our consolidated Adjusted EBITDA and Adjusted income from continuing operations per share guidance included above.  These expenses consist of approximately $4.5 million of transaction expenses paid in conjunction with our acquisition of Avista in early January and the remainder will consist of integration expenses incurred across most functional areas throughout 2019. This estimate also includes certain immediate and one-time expenses related to IT systems, but does not include costs to upgrade the two newly acquired businesses to SAP, our ERP software, which will likely happen over the course of 2019 and 2020.

Expectations above include preliminary estimates for Depreciation expense associated with purchase accounting for the Avista acquisition.  We expect to finalize the purchase accounting for Avista during the first half of 2019.  As a result, expected Depreciation expense and its impact on expected Adjusted Income from continuing operations per share in the table below will likely change when purchase accounting is finalized.

Refer to the tables at the end of this press release which includes items typically adjusted to arrive at the Company’s non-GAAP results.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2018 Form 10-K is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2018 results will begin at 8:30 a.m. Eastern Time on February 13, 2019 and can be accessed by calling 1-877-260-1479 for domestic and +1-334-323-0522 for international.  Please use the passcode 2955208 and call approximately 10 minutes prior to the start time.  A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through February 20, 2019 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 2955208 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics. The Company offers Active Pharmaceutical Ingredients (APIs), finished dosage forms (FDF), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and continuous processing. For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document.  These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2017, and the Company’s Annual Report on Form 10-K for the period ended December 31, 2018, once filed with the SEC, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, customer and product concentration, the Company’s ability to secure new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to our customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), the possibility that the benefits from the acquisitions of Halo Pharma and Avista Pharma Solutions may not be as anticipated, the ability to successfully integrate acquisitions, tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, once filed with the SEC, including the Forward-Looking Statement and Risk Factors sections therein, and other filings with the SEC.  The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings.  The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations are non-GAAP financial measures (“non-GAAP financial measures”). Other companies may have different definitions of these non-GAAP financial measures, and as a result they may not be comparable with non-GAAP financial measures provided by other companies.

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations are calculated in a manner consistent with that shown in the table at the end of this press release.

EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted Income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as Operating profit or Net income, and should not be considered a measure of Cambrex’s liquidity.

Cambrex uses these non-GAAP financial measures, among several other metrics, to assess and analyze its operational results and trends.  Cambrex also believes these measures are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended December 31, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$124,422		$175,505
Commissions, Allowances and Rebates	377		527
Net Sales	124,045		174,978

Other Revenues, Net	10,287		7,299

Net Revenue	134,332		182,277

Cost of Goods Sold	86,016	64.0%	103,351	56.7%

Gross Profit	48,316	36.0%	78,926	43.3%

Operating Expenses:
Selling, General and Administrative Expenses	21,469	16.0%	18,306	10.0%
Research and Development Expenses	3,604	2.7%	4,311	2.4%
Acquisition and Integration Expenses	3,412	2.5%	-
Total Operating Expenses	28,485	21.2%	22,617	12.4%

Operating Profit	19,831	14.8%	56,309	30.9%

Other Expenses/(Income):
Interest Expense, Net	3,143		262
Unrealized Gain on Investment in Equity Securities	(2,266)		-
Other Expenses, Net	193		221

Income Before Income Taxes	18,761	14.0%	55,826	30.6%

Provision for Income Taxes	17,468		15,577

Income from Continuing Operations	$1,293	1.0%	$40,249	22.1%

(Loss)/Income from Discontinued Operations, Net of Tax	(81)		10

Net Income	$1,212	0.9%	$40,259	22.1%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.04		$1.23
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.00)		$0.00
Net Income	$0.04		$1.23

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.04		$1.20
(Loss)/Income from Discontinued Operations, Net of Tax	$(0.00)		$0.00
Net Income	$0.04		$1.20

Weighted Average Shares Outstanding
Basic	33,577		32,810
Diluted	33,815		33,532

CAMBREX CORPORATION

Statements of Profit and Loss

For the Twelve Months Ended December 31, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue

Gross Sales	$514,997		$525,936
Commissions, Allowances and Rebates	1,018		1,995
Net Sales	513,979		523,941

Other Revenues, Net	18,114		10,515

Net Revenue	532,093		534,456

Cost of Goods Sold	335,405	63.0%	304,153	56.9%

Gross Profit	196,688	37.0%	230,303	43.1%

Operating Expenses:
Selling, General and Administrative Expenses	68,506	12.9%	68,984	12.9%
Research and Development Expenses	15,547	2.9%	16,901	3.2%
Acquisition and Integration Expenses	11,139	2.1%	-
Total Operating Expenses	95,192	17.9%	85,885	16.1%

Operating Profit	101,496	19.1%	144,418	27.0%

Other Expenses/(Income):
Interest Expense, Net	3,967		1,253
Unrealized Gain on Investment in Equity Securities	(13,023)		-
Other Expenses, Net	747		1,340

Income Before Income Taxes	109,805	20.6%	141,825	26.5%

Provision for Income Taxes	16,596		38,061

Income from Continuing Operations	$93,209	17.5%	$103,764	19.4%

Loss from Discontinued Operations, Net of Tax	(791)		(1,314)

Net Income	$92,418	17.4%	$102,450	19.2%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.80		$3.18
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)
Net Income	$2.78		$3.14

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.77		$3.10
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)
Net Income	$2.75		$3.06

Weighted Average Shares Outstanding
Basic	33,243		32,662
Diluted	33,665		33,486

CAMBREX CORPORATION

Consolidated Balance Sheets

As of December 31, 2018 and December 31, 2017

(in thousands)

	December 31,	December 31,
Assets	2018	2017

Cash and Cash Equivalents	$95,852	$183,284
Trade Receivables, Net	146,330	75,144
Contract Assets	33,490	-
Other Receivables	5,198	20,891
Inventories, Net	111,062	138,542
Prepaid Expenses and Other Current Assets	18,160	4,217
Total Current Assets	410,092	422,078

Property, Plant and Equipment, Net	360,528	254,299
Goodwill	261,095	43,626
Intangible Assets, Net	187,205	13,868
Deferred Income Taxes	1,409	3,198
Other Non-Current Assets	3,099	3,496

Total Assets	$1,223,428	$740,565

Liabilities and Stockholders' Equity

Accounts Payable	$47,012	$35,017
Contract Liabilities, Current	11,713	4,707
Taxes Payable	1,651	43
Accrued Expenses and Other Current Liabilities	44,036	42,774
Total Current Liabilities	104,412	82,541

Long-Term Debt	300,000	-
Contract Liabilities, Non-Current	42,701	39,000
Deferred Income Taxes	57,276	7,806
Accrued Pension Benefits	42,218	41,141
Other Non-Current Liabilities	23,094	25,213

Total Liabilities	$569,701	$195,701

Stockholders’ Equity	$653,727	$544,864

Total Liabilities and Stockholders’ Equity	$1,223,428	$740,565

CAMBREX CORPORATION

Impact of Adopting ASC 606

For the Three and Twelve Months Ended December 31, 2018 and 2017

(in thousands)

	Fourth Quarter 2018			Fourth Quarter 2017
	As Reported	Effect of Change	Amount Without Adoption of ASC 606	As Reported

Gross Sales	$124,422	$(77,963)	$202,385	$175,505
Net Revenue	134,332	(77,963)	212,295	182,277
Cost of Goods Sold	86,016	(38,947)	124,963	103,351
Gross Profit	48,316	(39,016)	87,332	78,926
Operating Profit	19,831	(39,016)	58,847	56,309
Provision for Income Taxes	17,468	(8,004)	25,472	15,577
Income from Continuing Operations	1,293	(31,012)	32,305	40,249
Net Income	1,212	(31,012)	32,224	40,259
Diluted Earnings per Share	0.04	(0.92)	0.96	1.20

	Twelve Months 2018			Twelve Months 2017
	As Reported	Effect of Change	Amount Without Adoption of ASC 606	As Reported

Gross Sales	$514,997	$(19,781)	$534,778	$525,936
Net Revenue	532,093	(19,781)	551,874	534,456
Cost of Goods Sold	335,405	(5,753)	341,158	304,153
Gross Profit	196,688	(14,028)	210,716	230,303
Operating Profit	101,496	(14,028)	115,524	144,418
Provision for Income Taxes	16,596	(2,928)	19,524	38,061
Income from Continuing Operations	93,209	(11,100)	104,309	103,764
Net Income	92,418	(11,100)	103,518	102,450
Diluted Earnings per Share	2.77	(0.33)	3.10	3.10

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Twelve Months Ended December 31, 2018 and 2017

(in thousands)

	Fourth Quarter 2018	Fourth Quarter 2017

Operating Profit	$19,831	$56,309

Depreciation and Amortization	13,654	8,825

EBITDA	33,485	65,134

Acquisition and Integration Expenses	3,412	-

Impact of Adopting ASC 606	39,016	-

FDF Acquisition Adjusted EBITDA 1.	(5,184)	-
Adjusted EBITDA	$70,729	$65,134

	Twelve Months 2018	Twelve Months 2017

Operating Profit	$101,496	$144,418

Depreciation and Amortization	37,857	31,848

EBITDA	139,353	176,266

Acquisition and Integration Expenses	11,139	-

Impact of Adopting ASC 606	14,028	-

FDF Acquisition Adjusted EBITDA 1.	(6,869)	-
Adjusted EBITDA	$157,651	$176,266

1.	The FDF business was acquired in 2018 and to be consistent with prior guidance is excluded. Please see below for the reconciliation to Adjusted EBITDA.

	Fourth Quarter 2018	Since Acquisition

FDF Operating Profit	$(719)	$(605)

Depreciation and Amortization	5,017	6,081

FDF EBITDA	4,298	5,476

Acquisition and Integration Expenses	1,077	1,471

Impact of Adopting ASC 606	(191)	(78)
FDF Adjusted EBITDA	$5,184	$6,869

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Quarters and Twelve Months Ended December 31, 2018 and 2017

(in thousands)

	Fourth Quarter 2018		Fourth Quarter 2017
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$1,293	$0.04	$40,249	$1.20

Impact of Adopting ASC 606	39,016	1.15	-	-
Impact of Adopting ASC 606 Tax	(8,004)	(0.24)	-	-
Stock-Based Compensation	(12)	(0.00)	2,593	0.08
Stock-Based Compensation Tax 1.	202	0.01	(1,030)	(0.03)
Acquisition and Integration Expenses	3,412	0.10	-	-
Acquisition and Integration Expenses Tax	580	0.02	-	-
Amortization of Purchased Intangibles	3,505	0.10	503	0.02
Amortization of Purchased Intangibles, Tax	(722)	(0.02)	(171)	(0.01)
Unrealized Gain on Investment in Equity Securities	(2,266)	(0.07)	-	-
Unrealized Gain on Investment in Equity Securities, Tax	171	0.01	-	-
United States Tax Reform Toll Charge	-	-	117	0.00
New Jersey Tax Reform	11,453	0.34	-	-
Net Interest Expense - Halo Acquisition	3,543	0.10	-	-
Net Interest Expense - Halo Acquisition Tax	(744)	(0.02)	-	-
Halo's Adjusted Income from Continuing Operations	(3,510)	(0.10)	-	-
Halo's Adjusted Income from Continuing Operations, Tax	761	0.02	-	-
Adjusted Income from Continuing Operations 2.	$48,678	$1.44	$42,261	$1.26

	Twelve Months 2018		Twelve Months 2017
		Diluted EPS		Diluted EPS
Income from Continuing Operations	$93,209	$2.77	$103,764	$3.10

Impact of Adopting ASC 606	14,028	0.42	-	-
Impact of Adopting ASC 606 Tax	(2,928)	(0.09)	-	-
Stock-Based Compensation	4,094	0.12	8,914	0.27
Stock-Based Compensation Tax 1.	(4,581)	(0.14)	(8,356)	(0.25)
Acquisition and Integration Expenses	11,139	0.33	-	-
Acquisition and Integration Expenses Tax	(1,043)	(0.03)	-	-
Amortization of Purchased Intangibles	5,662	0.17	1,878	0.06
Amortization of Purchased Intangibles, Tax	(1,175)	(0.03)	(637)	(0.02)
Unrealized Gain on Investment in Equity Securities	(13,023)	(0.39)	-	-
Unrealized Gain on Investment in Equity Securities, Tax	982	0.03	-	-
United States Tax Reform Toll Charge	(2,105)	(0.06)	117	0.00
New Jersey Tax Reform	(736)	(0.02)	-	-
Net Interest Expense - Halo Acquisition	4,330	0.13	-	-
Net Interest Expense - Halo Acquisition Tax	(909)	(0.03)	-	-
Halo's Adjusted Income from Continuing Operations	(4,434)	(0.13)	-	-
Halo's Adjusted Income from Continuing Operations, Tax	961	0.03	-	-
Adjusted Income from Continuing Operations 2.	$103,471	$3.07	$105,680	$3.16

1.	Amount represents the tax effect for non-cash stock-based compensation expense and the immediate recognition of certain benefits of share-based compensation.

2.

Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Gregory Sargen

Executive Vice President & CFO

Tel: +201.804.3055

Email: gregory.sargen@cambrex.com

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